EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS








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                      MAGNA BANCORP, INC. AND SUBSIDIARIES
                        Computation of per Share Earnings
                           For the Years Ended June 30



                                                          1997             1996
                                                  ------------     ------------

Weighted average number of shares
     outstanding .............................      13,746,087       14,055,994

Weighted average common stock equivalents:
   Stock options .............................         127,517          182,047
   Shares issuable as compensation ...........           8,091             --
   Common stock repurchased ..................            (201)        (139,532)
                                                  ------------     ------------

Weighted average shares, primary and
     fully diluted ...........................      13,881,494       14,098,509
                                                  ============     ============

Computation of net per share earnings:
     Net earnings ............................    $ 18,559,474       21,109,349
                                                  ============     ============

Per share earnings, primary and
     fully diluted ...........................    $       1.34             1.50
                                                  ============     ============